EXHIBIT 99.1


      Pediatrix Reports 2007 First Quarter Revenue, Manuel Kadre
                       Joins Board of Directors

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--May 10, 2007--Pediatrix Medical Group Inc. (NYSE:PDX) today reported limited financial results for the three months ended March 31, 2007, that includes revenue growth of 14 percent when compared with the same period of 2006. The Company will release additional financial results upon the completion of a previously announced review of its historic stock option practices.

    Pediatrix reported net patient service revenue of $214.5 million for the 2007 first quarter, up 14 percent from $187.7 million for the comparable 2006 period.

    Revenue growth was driven by a combination of same-unit growth of
10.7 percent, as well as contributions from acquisitions completed during the previous 12 months. Same-unit revenue growth for the 2007 first quarter consisted of patient volume growth of 4.4 percent, which includes 3.9 percent growth of patient volume at neonatal intensive care units staffed by Pediatrix physicians, as well as higher volume from other services including maternal-fetal medicine and pediatric cardiology physician services. Improved reimbursement from third-party payors and the favorable impact of a new billing code for neonatal physician services introduced in 2006 also contributed to Pediatrix's same-unit revenue growth during the 2007 first quarter.

    At March 31, 2007, Pediatrix had cash and cash equivalents of $71.6 million, and net accounts receivable of $127.8 million. The reduction of cash and cash equivalents from December 31, 2006, reflects the Company's annual bonus payments to physicians in the first quarter of each year for bonuses earned under incentive programs in place for the prior fiscal year. The Company had no amounts outstanding under its $225 million revolving credit facility.

    During the 2007 first quarter, Pediatrix spent $12 million on physician group practice acquisitions. During the quarter, Pediatrix acquired neonatal physician group practices based in San Francisco, CA, and Munster, IN.

    Separately, Pediatrix's Board of Directors appointed Manuel Kadre to a new position on its Board. Mr. Kadre, 41, is Vice President and General Counsel of the de la Cruz Companies, which distributes Eagle Brands beverages in South Florida and bottles Coca-Cola products in markets throughout the Caribbean. Mr. Kadre serves on the Board of Directors of Equity Media Holdings Corporation, a publicly traded company that owns and operates television stations across the U.S. He also serves on the Board of Trustees of the University of Miami and Miami Children's Hospital, and was a member of Florida Governor Charlie Crist's Transition Team. Mr. Kadre graduated from Iona College and earned his law degree at Fordham University.

    Option Grant Practices Review

    The Audit Committee of Pediatrix's Board of Directors is continuing its review of the Company's practices relating to its historical stock option grants. As a result of the review, the Company will delay the filing of its Quarterly Report on Form 10-Q. The Audit Committee, the Company and its independent public accountants are working to complete the review and its financial impact as soon as possible.

    Investor Conference Call

    Pediatrix Medical Group, Inc. will host an investor conference call to discuss the quarterly revenue results at 10 a.m. (ET) today. The conference call Webcast may be accessed from the Company's Website, www.pediatrix.com. A telephone replay of the conference call will be available from 1:30 p.m. (ET) today through midnight (ET) May 24, 2007 by dialing 800-475-6701, access code 872650. The replay will also be available at www.pediatrix.com.

    About Pediatrix

    Pediatrix Medical Group, Inc. is the nation's leading provider of newborn, maternal-fetal and pediatric physician subspecialty services. Pediatrix physicians and advanced nurse practitioners are reshaping the delivery of maternal-fetal and newborn care by identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Founded in 1979, its neonatal physicians provide services at more than 240 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 950 physicians in 32 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at www.pediatrix.com.

    Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors". Additional factors include, but are not limited to, uncertainties related to: the time needed to complete the Audit Committee's inquiry into historic stock option grant practices; the pending restatement of Pediatrix's financial statements; the financial reporting impact of improperly dated stock options; the tax effects of improperly dated stock options; the potential discovery of accounting errors or other adverse facts and possible litigation or regulatory action resulting from the SEC's informal investigation or the U.S. Attorney's investigation of Pediatrix's stock option granting practices.

    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Bob Kneeley, Director, Investor Relations
             954-384-0175, x-5300
             bob_kneeley@pediatrix.com